Exhibit 99.1

NEWS BULLETIN	FARO Technologies Inc. 250 Technology Park Lake Mary, FL 32746

The Measure of Success

Keith Bair, Senior Vice President and CFO

keith.bair@FARO.com, 407-333-9911

FARO Reports 20% Increase in Fourth Quarter Orders; Solid Financial Results

LAKE MARY, FL, February 26, 2014 – FARO Technologies, Inc. (NASDAQ: FARO) today announced results for the fourth quarter ended December 31, 2013. Sales in the fourth quarter of 2013 increased 11.4% to $89.9 million, from $80.7 million in the fourth quarter of 2012. The Company reported net income increased to $8.3 million, or $0.48 per share, in the fourth quarter of 2013, from $7.8 million, or $0.46 per share, in the comparable period in 2012.

Fiscal 2013 sales were $291.8 million, an increase of 6.7% compared with the preceding year. Net income for fiscal 2013 was $21.5 million compared with $23.0 million in fiscal 2012. Cash flow from operations for 2013 was $34.3 million, compared to $27.9 million in 2012.

New order bookings for the fourth quarter of 2013 were $98.6 million, an increase of $16.5 million, or 20.1%, compared to $82.1 million in the fourth quarter of 2012.

Fourth quarter gross margin increased to 54.9%, from 53.4% in the fourth quarter of 2012. This improvement resulted from lower manufacturing costs, higher overall pricing primarily from newly introduced products, and sales mix.

The Company’s operating margin for the fourth quarter was 12.6%, compared with 13.9% in the fourth quarter of 2012, primarily driven by a planned investment in higher headcount in the sales and research and development organizations to support greater market activity and new product development activity in 2014.

“Our top line results in the fourth quarter reflect the outcome of cutting-edge new product innovation, solid execution across all Company disciplines, and a modest improvement in the markets we serve,” stated Jay Freeland, FARO’s President & CEO.

“We enter 2014 with solid momentum from our growth in the second half of 2013, a portfolio of new products with high customer acceptance already in the market, a pipeline of new product launches planned for 2014, and increased resources deployed in sales and R&D to capitalize on improving market conditions and to expand and accelerate product development.”

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about FARO’s growth, demand for and customer acceptance of FARO’s products, anticipated improvement in the markets in which FARO operates, and FARO’s product development and product launches. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “plan,” “will,” and similar expressions or discussions of FARO’s plans or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	development by others of new or improved products, processes or technologies that make the Company’s products obsolete or less competitive;

•	the cyclical nature of the industries of the Company’s customers and material adverse changes in customers’ access to liquidity and capital;

•	declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financing conditions;

•	risks associated with international operations, such as fluctuations in currency exchange rates, difficulties in staffing and managing foreign operations, political and economic instability, compliance with import and export regulations, and the burdens and potential exposure of complying with a wide variety of U.S. and foreign laws and labor practices; and

•	other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, unless otherwise required by law.

About FARO

FARO is the world’s most trusted source for 3D measurement technology. The Company develops and markets computer-aided measurement and imaging devices and software. Technology from FARO permits high-precision 3D measurement, imaging and comparison of parts and complex structures within production and quality assurance processes. The devices are used for inspecting components and assemblies, rapid prototyping, documenting large volume spaces or structures in 3D, surveying and construction, as well as for investigation and reconstruction of accident sites or crime scenes.

Approximately 15,000 customers are operating more than 30,000 installations of FARO’s systems, worldwide. The Company’s global headquarters is located in Lake Mary, FL; its European regional headquarters in Stuttgart, Germany; and its Asia/Pacific regional headquarters in Singapore. FARO has offices in Brazil, Mexico, United Kingdom, France, Spain, Italy, Netherlands, Switzerland, Portugal, India, China, Malaysia, Vietnam, Thailand, South Korea and Japan.

More information is available at http://www.faro.com.

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